EXECUTION


                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 2004-6

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                            dated September 27,2004,
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           September 27, 2004
4000 Horizon Way
Irving, Texas  75063

      Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2004-6 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2004-6 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-110100). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. THE MORTGAGE POOL: The Series 2004-6 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of September 1, 2004 (the "Cut-off Date"):

            (a) AGGREGATE PRINCIPAL AMOUNT OF THE MORTGAGE POOL: $282,052,957 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company;

            (b) ORIGINAL TERMS TO MATURITY: The original term to maturity of each Mortgage Loan included in Mortgage Pool I shall be 360 months. The original term to maturity of each Mortgage Loan included in Mortgage Pool II shall be between 120 and 180 months.

      Section 2. THE CERTIFICATES: The Offered Certificates shall be issued as follows:

            (a) CLASSES: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

     PRINCIPAL                   INTEREST              CLASS PURCHASE
      CLASS                      BALANCE                   RATE                      PRICE PERCENTAGE
      -----                      --------                  ----                      ----------------
      I-A-1                 $   144,080,000                 5.000%                      101.578125000%
      I-A-2                 $    35,901,000                 5.500%                      101.578125000%
      I-A-3                 $    22,644,000                 5.500%                      101.578125000%
      I-A-4                 $       555,600                 5.500%                      101.578125000%
      I-A-5                 $    28,815,400              Variable(1)                    101.578125000%
      I-A-6                             (2)              Variable(1)                    101.578125000%
      I-A-7                             (2)                 5.550%                      101.578125000%
      I-A-R                 $           100                 5.750%                      101.578125000%
      II-A-1                $    40,282,873                 5.000%                      100.843750000%
      B-1                   $       423,000             Variable(3)                     100.478125000%
      B-2                   $       423,000             Variable(3)                      99.437500000%
      B-3                   $       423,819             Variable(3)                      96.000000000%

(1) The pass-through rates for the Class I-A-5 and Class I-A-6 Certificates are variable and will be calculated as described in the prospectus supplement.

(2) The Class I-A-6 and Class I-A-7 Certificates are notional amount certificates and will accrue interest during each interest accrual period on a notional amount. The initial notional amounts of the Class I-A-6 and Class I-A-7 Certificates will be approximately $28,815,400 and $10,545,272, respectively.

(3)   The  pass-through  rates  on the  Class  B-1,  Class  B-2  and  Class  B-3
      Certificates are variable and will be calculated as described in the prospectus supplement under "Description of the Certificates-- Distributions on the Certificates -- Interest." The initial pass-through rate for each of these classes of certificates for the first interest accrual period will be approximately 5.638% per annum.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. PURCHASE PRICE: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, September 30, 2004 (the "Closing Date").

      Section 4. REQUIRED RATINGS: The Offered Certificates shall have received Required Ratings of (i) at least "Aaa" from Moody's Investor Service, Inc. ("Moody's") and "AAA" from Fitch Ratings ("Fitch") in the case of the Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-5, Class I-A-6, Class I-A-7, Class I-A-R and Class II-A-1 Certificates; (ii) at least "Aa1" from Moody's and "AAA" from Fitch in the case of the Class I-A-4 Certificates; (iii) at least "AA" from Fitch, in the case of the Class B-1 Certificates; (iii) at least "A" from Fitch, in the case of the Class B-2 Certificates; and (iv) at least "BBB" from Fitch, in the case of the Class B-3 Certificates.

      Section 5. TAX TREATMENT: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.



                                   Very truly yours,

                                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                          INCORPORATED

                                   By:
                                      ---------------------------------------
                                      Name:
                                      Title:


The  foregoing  Agreement is
hereby  confirmed and accepted
as of the date first above written.


FIRST HORIZON ASSET SECURITIES INC.


By:
   -------------------------------------
     Name:  Wade Walker
     Title: Vice President



FIRST HORIZON HOME LOAN CORPORATION


By:
   -------------------------------------
     Name:  Wade Walker
     Title: Vice President